Exhibit 2

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”), dated as of May 20, 2011, is entered into by and among CTC Media, Inc., a Delaware corporation (the “Company”); MTG Russia AB, a Swedish limited liability company (“MTG”); and Alfa CTC Holdings Limited (“Alfa”).

INTRODUCTION

WHEREAS, MTG, Alfa and the Company are parties to a Stockholders’ Agreement dated as of May 12, 2006, as amended from time to time (the “Prior Agreement”).

WHEREAS, in accordance with Section 4.1 of the Prior Agreement, Alfa, as a Selling Stockholder (as defined in the Prior Agreement), has delivered a notice of its proposed sale of the 39,548,896 Shares (as defined in the Prior Agreement) currently owned by Alfa to MTG and MTG acknowledges that it has declined to deliver an Acceptance and waives its right to purchase under Section 4.1 of the Prior Agreement or otherwise (but only in order to permit the Alfa Purchase described herein, such waiver to have no force or effect if such Alfa Purchase is not consummated); and

WHEREAS, pursuant to an agreement dated May 20, 2011, by and between Telcrest Investments Limited and Alfa, Telcrest agreed to purchase the 39,548,896 Shares currently owned by Alfa (such purchase the “Alfa Purchase”); and

WHEREAS, in connection with and conditioned upon the consummation of the Alfa Purchase, in order to terminate all of the rights and obligations set forth in the Prior Agreement, the Company and the Stockholders (as defined in the Prior Agreement) desire to terminate the Prior Agreement in accordance with Section 8.3 of the Prior Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.  In accordance with Section 8.3 of the Prior Agreement, effective upon and as of the consummation of the Alfa Purchase and without any further action on the part of the parties to this Agreement, the Prior Agreement shall hereby be terminated and shall be of no further force and effect, no party thereto shall have any surviving obligations, claims, rights or duties thereunder, and each party hereto waives any requirement of notice with respect to any termination pursuant to the Prior Agreement.  In the event that the agreement for the Alfa Purchase is terminated or the Alfa Purchase is not consummated on or before August 23, 2011, then this Agreement shall be of no further force and effect and the Prior Agreement shall remain in place unmodified and in full force and effect.

2.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  The parties hereto will take all such further action to carry out the purposes of this Agreement without additional consideration therefor.

3.  The interpretation of this Agreement shall be governed and construed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive applicable law of another jurisdiction.

4.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This Agreement may be executed by facsimile signatures.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

            CTC MEDIA, INC.

             By:  /s/ Boris Podolsky
             Name:  Boris Podolsky
             Title:  CFO

            MTG RUSSIA AB

            By:  /s/ Hans-Holger Albrecht
            Name:  Hans-Holger Albrecht
            Title:  Director

             By:  /s/ Mathias Hermansson
             Name:  Mathias Hermansson
             Title:  Director

             ALFA CTC HOLDINGS LIMITED

             By:  /s/ Maria Pitta
             Name:  Maria Pitta
             Title:  Director